Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact: Susannah Livingston (602) 682-1584 susannahlivingston@sprouts.com	Media Contact: Donna Egan (602) 682-3152 donnaegan@sprouts.com

Sprouts Farmers Market Appoints Doug Sanders to its Board of Directors

PHOENIX, Ariz. – (Globe Newswire) – Feb. 25, 2015 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced that Doug Sanders, its president and chief executive officer, has been appointed to the company’s board of directors. Mr. Sanders will fill the vacancy created by the retirement of George Golleher, a director since 2011. These changes are effective as of today, Feb. 25, 2015.

Mr. Sanders, 45, joined Sprouts upon its founding in 2002 and has served in roles of increasing responsibility before assuming the role of president and chief executive officer in August 2012, including president from 2011 to August 2012, president and chief operating officer from 2005 to August 2011, chief administrative officer from 2004 to 2005, and vice president of information technology from 2002 to 2004.

“Doug’s extensive knowledge of all aspects of Sprouts’ business and operations and his unique understanding of its culture, personnel and strategies that he has gained from his over 13 years of service to the company make him uniquely qualified to join our board of directors,” said Andrew Jhawar, chairman of the board of Sprouts Farmers Market. “In addition, on behalf of the full board, I want to thank George for his guidance, stability and service to the board of Sprouts during the company’s growth from 2011 through our transition to a public company.”

“I am honored to serve Sprouts in my new capacity as a member of its board of directors,” said Sanders. “I look forward to working together with the board to continue delivering our mission of ‘Healthy Living for Less’ to our customers from coast to coast.”

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About Sprouts Farmers Market

Sprouts Farmers Market® is a healthy grocery store offering fresh, natural and organic foods at great prices. We offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Sprouts employs more than 18,000 team members and operates more than 195 stores in twelve states. For more information, visit www.sprouts.com or @sproutsfm on Twitter.

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